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                                                                   EXHIBIT 99.1


                      [WASTE MANAGEMENT LOGO APPEARS HERE]



                              FOR IMMEDIATE RELEASE


                                                       FOR FURTHER INFORMATION:
                                                         WASTE MANAGEMENT, INC.
                                                                      ANALYSTS:
                                                                    CHERIE RICE
                                                                   713.512.6548
                                                                         MEDIA:
                                                                  SARAH SIMPSON
                                                                   713.394.2154

                                                                      WMI#03-13


           WASTE MANAGEMENT ANNOUNCES ADDITIONAL COST-CUTTING MEASURES

      OPERATIONAL EFFICIENCY EFFORTS ENABLE COMPANY TO REDUCE EMPLOYEE AND
                    CONTRACTOR WORKFORCE BY APPROXIMATELY 800

         HOUSTON - June 30, 2003 - Waste Management, Inc. (NYSE: WMI) today announced the reduction of approximately 600 employee and 200 contract worker positions in its continuing effort to streamline costs.

         In March, Waste Management implemented a plan to reduce its number of Market Areas in the U.S. and Canada from 91 to 66 and to reduce certain other overhead positions. That work led to a closer examination of Waste Management's organizational structure. "We discovered that we could further reduce our staffing at the manager level in order to maximize our span of control to a higher, more cost-efficient ratio," said A. Maurice Myers, Chairman, President and Chief Executive Officer of Waste Management, Inc. "The operational improvements our Company continues to make allow us to streamline our business and enhance our competitiveness in the face of a sluggish economy. These actions are intended to keep us on track with the financial goals that we outlined for 2003."

         "The decision to reduce our workforce is always very hard; however it is our responsibility to shareholders to enhance our competitiveness," said Myers. "When we planned for 2003, we expected a flat economy and flat volumes. To date, roll-off volumes, a key indicator of industrial and construction growth, are showing seasonal improvement but have been running approximately 0.5 percent to 2.0 percent lower than last year in our four primary business groups. In addition, pricing is still very competitive

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in most of our markets. Consequently, we need to continue our cost reduction efforts, and this job workforce reduction is a necessary part of those ongoing efforts."

         In addition to the realignment efforts, improvements to the Company's financial systems and processes now allow it to reduce its finance and information technology staffs. "Our financial systems are providing us with the information that we need to run our business," said David Steiner, Chief Financial Officer of Waste Management. "The quality of our systems is such that we no longer require as many people to oversee these job functions. The employees who remain in these roles are all dedicated professionals who are fully capable of preserving our strong financial control and analysis functions."

         Among those affected are mid- and senior-level managers in the Company's operations, finance and billing departments. The contract worker cuts are largely from the information technology area. The reduction in workforce will result in an estimated $20 million in 2003 pre-tax cost reductions, $50 million annualized, and a charge to earnings of approximately $20 million pre-tax will be recorded in the second quarter to cover severance and related costs.

         Waste Management is notifying its impacted employees and will provide them with a severance package and outplacement services. The Company's contract workers impacted by this announcement also are being notified.

         Waste Management, Inc. is its industry's leading provider of comprehensive waste management services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.

Certain statements contained in this press release include statements that are "forward-looking statements." Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2003 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company's expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates.

         o possible changes in our estimates of site remediation requirements, final closure and post-closure obligations, compliance and regulatory developments;

         o the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

         o the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

         o possible charges against earnings as a result of shut-down operations, uncompleted acquisitions, development or expansion projects or other events;

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         o    the effects that trends toward requiring recycling, waste
              reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

         o the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

         o the effect that price fluctuations on commodity prices may have on our operating revenues;

         o    the outcome of litigation;

         o the effect competition in our industry could have on our profitability;

         o possible diversions of management's attention and increases in operating expenses due to efforts by labor unions to organize our employees;

         o possible increases in operating expenses due to fuel price increases or fuel supply shortages;

         o the effects of general economic conditions, including the ability of insurers to fully or timely meet their contractual commitments and of surety companies to continue to issue surety bonds;

         o the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

         o possible errors or problems upon implementation of our new revenue management system; and

         o possible disruptions due to the implementation of our workforce reductions.

Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

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